CONTACT:        Paul Korus                   FOR RELEASE AT 2:15 P.M. (MST)
-------                                      ------------------------------
                (303) 295-3995               Monday, April 30, 2001


              KEY REPORTS FIRST QUARTER EARNINGS OF $.92 PER SHARE


Key Production Company, Inc. (NYSE: KP) today reported that significantly higher gas prices and rising production volumes boosted first quarter 2001 net income by 218 percent to $13.3 million, or $0.92 per diluted share. In the first quarter of 2000, Key earned $4.2 million, or $0.34 per share.

Cash flow from operations (before changes in operating assets and liabilities) rose 98 percent to $28.5 million, or $1.98 per share, from $14.4 million, or $1.18 per share, in the first three months of 2000. Revenues grew 106 percent to $39.8 million. The latest three-month period was the company's sixth consecutive quarter of record revenue, earnings and cash flow.

Daily gas production grew 11 percent and reached a record 42.3 million cubic feet (MMcf), compared with 38.1 MMcf a year earlier. Oil output of 4,427 barrels per day was up 4 percent and aggregate daily volumes of 68.9 million cubic feet equivalent were 8 percent higher.

Key's first quarter 2001 gas price increased by 211 percent to $7.55 per thousand cubic feet (Mcf) versus $2.43 per Mcf in the prior-year period. Oil prices in the latest quarter averaged $26.86 per barrel, or about the same as the $26.94 per barrel realization a year ago. Because we did not use any derivative contracts or other hedging arrangements, our realized product prices fully reflect the tight supply and demand conditions that exist in worldwide oil and North American natural gas markets. We remain unhedged.

Capital expenditures during the latest quarter totaled $25.5 million, up from $11.0 during the same three months of 2000. The strong cash flow generated from production operations also enabled us to further strengthen the balance sheet. At March 31, 2001, long-term debt was $32.0 million, a $12.0 million reduction from year-end 2000, and our debt to total capitalization ratio was 17 percent.

PRODUCTION VOLUME OUTLOOK

The production and sale of oil and gas involves many complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failure, market conditions, transportation issues, human error, adverse weather conditions, and other factors. Nonetheless, we currently assume that our 2001 net gas production will range from 43-45 million cubic feet per day and net oil output will approximate 4,400-4,600 barrels per day.

The above production estimates are predicated on estimated exploration and development expenditures of $65-70 million, a portion of which is contingent on successful exploratory wells. We caution that future capital expenditures are subject to all the risks and uncertainties normally incident to the exploration for and development of oil and gas. These risks include, but are not limited to, geologic and reservoir risk, price volatility, inflation, lack of availability of equipment and services, environmental risks, drilling risks, regulatory changes, and the uncertainty of estimating reserves and future production rates. Our production forecast is also based on many other assumptions, such as well performance and success rates for wells that have not been drilled yet. Therefore, we can give no assurance that our future production will be as estimated.

CONFERENCE CALL

Management will conduct a conference call to further review first quarter results and other operational matters on Tuesday, May 1 at 9:00 am Mountain Time. Interested parties in the U.S. and Canada may access the call by dialing
(800) 881-5262 and requesting the Key Production Company, Inc. teleconference. A digital recording will be available through May 8, 2001. To access the replay, call (800) 642-1687 and provide reservation number 649326.

Key is a Denver-based independent natural gas and crude oil exploration and production company with operations focused in western Oklahoma, the Gulf Coast, California and the Rocky Mountain region.

Financial statements and other information follow.

                          KEY PRODUCTION COMPANY, INC.
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)

                                                        For the Three Months
                                                            Ended March 31,
                                                         2001            2000
                                                       --------        --------
SUMMARY OF OPERATIONS
(In thousands, except per share data)

Revenues:
   Gas sales                                           $ 28,771        $  8,409
   Oil sales                                             10,703          10,463
   Plant product sales                                      249             362
   Other                                                     48              99
                                                       --------        --------
                                                         39,771          19,333
                                                       --------        --------
Expenses:
   Depreciation, depletion
     and amortization                                    11,223           7,944
   Lease operating                                        3,852           2,647
   Production taxes                                       2,486             631
   General and administrative                               851             720
   Financing costs:
     Interest expense                                       693           1,132
     Capitalized interest                                  (351)           (342)
     Interest income                                        (73)            (48)
                                                       --------        --------
                                                         18,681          12,684
                                                       --------        --------

Income Before Income Taxes                               21,090           6,649

Provision for income taxes                                7,770           2,460
                                                       --------        --------

Net Income                                             $ 13,320        $  4,189
                                                       ========        ========

Basic earnings per share                               $    .95        $    .36
                                                       ========        ========

Diluted earnings per share                             $    .92        $    .34
                                                       ========        ========

Weighted average common shares
    outstanding                                          13,961          11,595
                                                       ========        ========

Weighted average diluted
    shares outstanding                                   14,433          12,202
                                                       ========        ========

                          KEY PRODUCTION COMPANY, INC.
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)

                                                         For the Three Months
                                                            Ended March 31,
                                                         2001           2000
                                                       ---------      ---------
PRODUCTION AND PRICING DATA

Natural gas production:
   Million cubic feet                                      3,809          3,463
    Average daily volumes, million
      cubic feet per day                                    42.3           38.1
    Average price per thousand cubic feet              $    7.55      $    2.43

Oil production:
    Barrels                                              398,457        388,403
    Average daily volumes, barrels per day                 4,427          4,268
    Average price per barrel                           $   26.86      $   26.94

NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

Net income                                             $  13,320      $   4,189
Depreciation, depletion and amortization                  11,223          7,944
Deferred taxes and other                                   4,014          2,254
                                                       ---------      ---------
                                                          28,557         14,387

Changes in operating assets and liabilities                3,306         (1,670)
                                                       ---------      ---------

Net cash provided by operating activities              $  31,863      $  12,717
                                                       =========      =========


CAPITALIZED COSTS INCURRED
(In thousands)

Exploration and development                            $  25,433      $  10,877
Acquisitions                                                  36             80
Property sales                                                (1)           (53)


BALANCE SHEET DATA                                   March 31,      December 31,
(In thousands)                                         2001            2000
                                                     --------        --------

Total debt                                            $ 32,000       $ 44,000
Shareholders' equity                                  $151,981       $138,087
Common shares outstanding                               14,255         14,224

This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                      -end-